Exhibit 5.1

                       [LATHAM & WATKINGS LLP LETTERHEAD]

                                 January 5, 2005

The Bluebook International Holding Company
21098 Bake Parkway, Suite 100
Lake Forest, CA 92630-2163


            Re: Registration Statement on Form SB-2 for up to 2,557,239 shares of common stock of the Company, $.0001 par value per share

Ladies and Gentlemen:

      We have acted as special counsel to The Bluebook International Holding Company, a Delaware corporation (the "Company"), in connection with the filing of a registration statement on Form SB-2 under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") on January __, 2005 (the "Registration Statement") registering up to 2,557,239 shares (the "Shares") of common stock of the Company, $.0001 par value per share (the "Common Stock"). The shares being registered are offered for resale by the selling stockholders identified in the Registration Statement (the "Selling Stockholders") and include: (a) 2,131,033 shares of Common Stock (the "Common Shares") issued to the Selling Stockholders pursuant to that certain Securities Purchase Agreement dated as of November 12, 2004 by and among the Company and the Selling Stockholders, and (b) 426,206 shares of Common Stock (the "Warrant Shares") which may be issued to the Selling Stockholders upon the exercise of warrants dated as of November 17, 2004, issued to the Selling Stockholders (the "Warrants"). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.

      As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have (a) assumed that proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares will be timely completed in the manner proposed, and (b) relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters; we have not independently verified such factual matters.

      In our examination, we assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

      We are opining herein only as to the validity of the Shares under the General Corporation Law of the State of Delaware and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.


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      Subject to the foregoing, it is our opinion that as of the date hereof:

      1. The Common Shares have been duly authorized by all necessary corporate action of the Company, and are validly issued, fully paid and nonassessable; and

      2. The Warrant Shares have been duly authorized by all necessary corporate action of the Company, and upon due and proper exercise of the Warrants in accordance with the terms of the Warrants and issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

      We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.



                                                     Very truly yours,

                                                     /s/ Latham & Watkins LLP